Exhibit 23.1

7915 FM 1960 W Suite 220 Houston, TX 77070 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of OLB Group, Inc. (File No. 333-280347) or our report dated April 15, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of OLB Group, Inc. as of December 31, 2024 and for the year then ended, included in this Annual Report on form 10-K for the year ended December 31, 2024.

/s/ RBSM LLP

RBSM LLP

Houston, Texas

April 29, 2025

PCAOB ID No. 587

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

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